Contact:
Roween Nacionales
Southwall Technologies
Phone (650) 798-1200
Nacionales@southwall.com

For Immediate Release

Southwall Technologies Promotes Dennis Capovilla to President
and Michael Vargas to Vice President of General Administration and Human Resources

Palo Alto, California – May 30, 2007 – Southwall Technologies Inc. (OTC BB:SWTX.OB), a global developer, manufacturer and marketer of high performance films and glass products that dramatically improve the energy efficiency of architectural and automotive glass, announced today the appointment of Dennis Capovilla as President, reporting to R. Eugene Goodson, CEO. The company also announced the promotion of Mike Vargas to Vice President of General Administration.

“Dennis Capovilla has demonstrated strong executive leadership in his previous roles with the company as Senior VP, Sales and Marketing, and most recently as the Executive Vice President,” said R. Eugene Goodson, CEO. “Mike Vargas has also assumed a broader role to include managing several key projects in addition to his HR duties.  These promotions are in recognition of their success in the company in these expanded operating and administrative roles, respectively.  The board and I appreciate their contributions and are pleased to support these executives in their new positions.”

Dennis Capovilla joined Southwall in July 2003 from Palm, Inc., where he was the Vice President, Enterprise Sales.  Prior to Palm, he held several executive positions with FATBRAIN, LLC, an e-commerce provider of books and information products, including President and CEO, COO, and VP of Sales and Business Development.  During his previous five years with Apple Computer, he served as the Director, Americas Imaging Division and Worldwide Printer Supplies, Manager, Printer Supplies Business Unit and as Worldwide Product Marketing Manager, Imaging Systems.  Prior, Mr. Capovilla held various Sales and Marketing Management positions with Versatec, Inc. and Xerox Corporation.

Mike Vargas joined Southwall in 2004 from Agilent, where he was the Senior Business HR Manager for two organizations: the Semiconductor Storage Solutions Division and the Group Finance function for the $2 billion Semiconductor Products Group. Previously, he spent 15 years at Hewlett Packard in various HR Business and recruiting management roles in the semiconductor and Personal Computer businesses.

About Southwall Technologies Inc.

 Southwall Technologies Inc. is recognized worldwide as a leading innovator in the development and manufacture of high performance films and glass products that dramatically improve the energy efficiency of architectural and automotive glass. Southwall is an ISO 9001:2000-certified manufacturer with customers in over 25 countries around the world, including Audi, BMW, DaimlerChrysler, Mitsui Chemicals, Guardian, Peugeot-Citroen, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.